UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2014

CARDINAL ENERGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53923	26-0703223
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6037 Frantz Rd., Suite 103 Dublin, OH	43017
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (614) 459-4959

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement.

On February 11, 2014, Cardinal Energy Group, Inc., (the “we”, “us”, “our”) entered into a working interest purchase and sale agreement (the “Purchase and Sale Agreement”) with HD Special Situations, LP, a Delaware limited partnership, an unrelated third party (“HD”) to purchase a 100% working interest and an 80% net revenue interest in oil and gas leasehold assets and wellbores located in Eastland County, Texas (the “Oil and Gas Assets”). We agreed to purchase the Oil and Gas Assets for $75,000 payable in cash at closing. The closing date must occur on or before March 5, 2014.

The closing of the Purchase and Sale Agreement is conditioned upon certain, limited customary representations and warranties and HD’s compliance in all material respects with its obligations under the agreement, including its representations and warranties.

The foregoing description of the Purchase and Sale Agreement does not purport to be complete and is qualified in its entirety by the Purchase and Sale Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 which is incorporated herein by reference.

On February 13, 2014, the Company, by and through its wholly owned subsidiary CEGX of Texas, LLC entered into a Leasehold Purchase and Sale Agreement with Sabor X Energy Services to purchase 100% working interests and 80% net revenue interests in certain oil and gas leases in Shakelford County, Texas (“Oil and Gas Leases”). We agreed to purchase the Oil and Gas Leases for $600,000 payable in cash at closing. The closing date must occur on or before March 5, 2014.

The closing of the Purchase and Sale Agreement is conditioned upon certain, limited customary representations and warranties and Sabor X Energy Services’ compliance in all material respects with its obligations under the agreement, including its representations and warranties.

The foregoing description of the Leasehold Purchase and Sale Agreement does not purport to be complete and is qualified in its entirety by the Purchase and Sale Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.2 which is incorporated herein by reference.

Item 1.02 – Termination of a Material Definitive Agreement.

On February 3, 2014 we terminated the January 24, 2014 binding term sheets (the “Lease Acquisition Term Sheets”) we entered into with the sellers of a 100% working interest in various oil and gas leases in Pawnee County, Kansas (the “Seller”), each of whom are unaffiliated third parties. As provided for in the Lease Acquisition Term Sheets, we agreed to acquire the Sellers’ interest in the oil and gas leases for an aggregate price of $18.5 million in cash and $4 million in restricted shares of our company. In addition, we terminated the January 24, 2014 binding term sheet with Downing-Nelson Oil Co., Inc. to acquire its operations related to the Sellers’ oil and gas leases we intended to purchase (the “Operations Term Sheet”). We terminated the Lease Acquisition Term Sheets and the Operations Term Sheet as a result of declining oil production the wells have experienced. We previously disclosed the Lease Acquisition Term Sheets and Operations Term Sheet in our Form 8-K filed with the Securities and Exchange Commission on January 29, 2014. We do not believe that we are subject to any early termination penalties as a result of our termination of these term sheets.

On February 11, 2014 we terminated the November 8, 2013 binding letter of intent (the “LOI”) we entered into with Mojave Gold Corporation (“Mojave”), an unaffiliated third party. Under the terms of the LOI, we agreed to provide Mojave with $1,750,000 in funding with an option to increase such amount to $5,000,000. We terminated the LOI as a result of Mojave’s failure to fulfill its obligations to us under the terms of the LOI and the completion of a definitive agreement. We previously disclosed the LOI in our Form 8-K filed with the Securities and Exchange Commission on November 11, 2013. We do not believe that we are subject to any early termination penalties as a result of our termination of the LOI.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1	Working Interest Purchase and Sale Agreement dated February 11, 2014 between HD Special Situations, LP and Cardinal Energy Group, Inc.

10.2	Leasehold Purchase and Sale Agreement by and between Sabor X Energy Services and CEGX of Texas, LLC dated February 13, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARDINAL ENERGY GROUP, INC.

Date: February 18, 2014	By:	/s/ Timothy W. Crawford
Timothy W. Crawford, Chief Executive Officer